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Deloitte & Touche LLP

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Those Charged with Governance of

3650 REIT Loan Servicing, LLC:

We have examined management of 3650 REIT Loan Servicing, LLC’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that 3650 REIT Loan Servicing, LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Company served as special servicer involving commercial mortgage loans in the Commercial Mortgage Pass-Through Certificates, Series 2019-C15 (“CSAIL 2019-C15”), the Commercial Mortgage Pass-Through Certificates, Series 2019-C17 (“CSAIL 2019-C17”), the Commercial Mortgage Pass-Through Certificates, Series 2020-C19 (“CSAIL 2020-C19”) and the Commercial Mortgage Pass-Through Certificates, Series 2020-TMIC (“CSMC 2020-TMIC”) and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform”), excluding criteria in Items 1122(d)(1)(iii), (2)(i), (2)(ii), (2)(iii), (2)(vii), (3)(i)(c), (3)(i)(d), (3)(ii), (3)(iii), (3)(iv), (4) (iv), (4)(v), (4)(ix), (4)(x), (4)(xi), (4)(xii), (4)(xiii), (4)(xiv) and (4) (xv) (the “servicing criteria”), as of and for the 10-month period beginning on March 1, 2020 and ending December 31, 2020, which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Exhibit 1 to management’s assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria as of and for the 10-month period beginning March 1, 2020 and ending December 31, 2020, for the asset-backed securities transactions for which the Company served as special servicer involving commercial mortgage loans in CSAIL 2019-C15, CSAIL 2019-C17, CSAIL 2020-C19 and CSMC 2020-TMIC and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP

Miami, Florida

March 1, 2021